Exhibit 10.22

Inventergy, Inc.
19925 Stevens Creek Boulevard, Suite 100

Cupertino, CA 95014

May 9, 2013 (Revised and supersedes prior offers)

Joseph W. Beyers

14771 Montalvo Road

Saratoga, CA 95070

Dear Joe:

Inventergy, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.          Position. Your initial title will be Chairman and Chief Executive Officer (CEO), and you will initially report to the Company’s Board of Directors. This is a full-time position, beginning on the closing date of the initial equity purchase of the Company’s Series A Preferred Stock (the “Commencement Date”), which is currently expected to be on or about May 10, 2013. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement (the “Agreement”), you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. It is understood and agreed that your outside activities include those listed in Exhibit A.

2.          Cash Compensation. The Company will pay you a starting salary at the rate of $26,250.00 per month, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. Your monthly salary will increase to $35,000.00 after the completion of a Next Round of Financing in which the Company’s Board of Directors determines that such an increase complies with all limitations imposed on the Company pursuant to the terms and conditions of the Series A Preferred Stock investment and the documentation with respect thereto (the “Approved Milestone”).

You will receive a lump-sum cash bonus (the “Incentive Bonus”) upon the earliest to occur of (a) achievement of the Approved Milestone or (b) a Change in Control of the Company (such event, the “Trigger Date”), provided you remain continuously employed by the Company through the date of such event (except as provided under Section 7 below). The amount of the Incentive Bonus will be equal to 1/3rd of your monthly base salary at the rate then in effect multiplied by the number of months (or fraction thereof, but in any case, capped at twelve) of full-time employment completed between the Commencement Date and the Trigger Date.

You will also receive an initial signing bonus in the amount of $99,250.00 on or about the Commencement Date.

May 9, 2013

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3.          Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The primary place of employment will be at the Company’s Cupertino offices, which may change from time to time at the Company’s discretion.

4.          Equity. You hold 5,000,000 shares of the Company's Common Stock which are subject to certain vesting and other terms pursuant to an Amended and Restated Stock Restriction Agreement between you and the Company dated May 9, 2013, as amended from time to time (the "Stock Restriction Agreement"), which such Stock Restriction Agreement shall remain in full force and effect. The Stock Restriction Agreement does not guarantee your continued employment for any period of time. Notwithstanding anything in the Stock Restriction Agreement to the contrary, if you are subject to a Termination Without Cause during the period in which you are providing services to the Company, the Right of Repurchase in the Stock Restriction Agreement shall lapse in full for your Service Shares (as defined therein).

5.          Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

6.          Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause. Any contrary representations, whether written or oral, that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). You agree to abide by all Company policies and procedures as set forth in the Inventergy Employment Manual, which may be modified from time to time in the Company’s discretion.

7.           Severance Benefits.

(a)         General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 7. However, this Section 7 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 7.

May 9, 2013

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(b)          Salary Continuation. If you are subject to an Involuntary Termination, then, following your Separation, the Company will (i) continue to pay your monthly base salary during the Severance Period (the “Salary Continuation”) and (ii) if such Involuntary Termination occurs prior to a Trigger Date, pay you the Incentive Bonus, but only to the extent that the Company’s Board of Directors determines that such Incentive Bonus payment at the time of your Involuntary Termination complies with all limitations imposed on the Company pursuant to the terms and conditions of the Series A Preferred Stock investment and the documentation with respect thereto. The Salary Continuation will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The payments under this Section 7 will commence or be paid within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year. The Severance Period shall be (a) three months if you are subject to an Involuntary Termination prior to June 1, 2014 and (b) six months if you are subject to an Involuntary Termination on or following June 1, 2014.

8.            Tax Matters.

(a)          Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)          Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

(c)          Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each payment under Section 7(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the payments under Section 7(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

9.          Interpretation, Amendment and Enforcement. This Agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County in connection with any Dispute or any claim related to any Dispute.

May 9, 2013

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10.         Definitions. The following terms have the meaning set forth below wherever they are used in this Agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your indictment of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Next Round of Financing” means the next sale (or series of related or unrelated sales) by the Company of its equity or debt securities (through either a private or public offering) occurring ninety days or more after the Commencement Date from which the Company receives gross proceeds of not less than $10,000,000.

“Resignation for Good Reason” means a Separation as a result of your resignation if the Company fails to comply with any material provision of this Agreement, provided you have first given the Company written notice of the failure within 90 days after it occurs and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

May 9, 2013

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We hope that you will accept our offer. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this Agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on May 9, 2013. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

Inventergy, Inc.

/s/ Joseph W. Beyers
Joseph Beyers
Chief Executive Officer

I have read and accept this employment offer:

/s/ Joseph W. Beyers
Signature of Employee

Dated:	May 9, 2013

Exhibit A: Outside Activities:

(a)          Member of Board, Ambature, Inc.

(b)          Member of Board, Silicon Turbine Systems, Inc.

(c)          Advisory Board, Licensing Executive Society, Silicon Valley Chapter

Exhibit B: Proprietary Information and Inventions Agreement (see attached)